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                                                                   Exhibit 10.13


[INTERMEDIA COMMUNICATIONS LOGO]



December 1, 1999

Richard W. Marchant
3625 Queen Palm Drive
Tampa, FL 33619

Dear Dick:

This letter will amend the compensation terms of your employment by the Company as follows:

If your employment with the Company is terminated by the Company for any reason other than for cause (described below), the Company will continue to pay your base salary as in effect at the time of termination through the later of March 31, 2001 or one year following the date of termination, payable (i) for the first six months following such termination on the same dates it would have been paid had your employment continued through such later date, with the remainder paid in a lump sum at the conclusion of the initial six months, or
(ii) if your termination occurred following the occurrence of a Change of Control (defined below), in a lump sum promptly following such termination. Your entitlement to receive payments pursuant to clause (i) of the preceding sentence shall terminate and cease to be of any force or effect in the event you, directly or indirectly (whether by an entity of which you own greater than 10% of the outstanding equity interest or by which you are employed in a senior executive capacity) or otherwise knowingly hire within six months following your date of termination any employee of the Company who was employed by the Company or its subsidiaries on the date of your termination.

Cause means (i) any conduct or behavior by you that would reasonably be expected to have a material adverse affect on the Company's business or reputation, (ii) commission by you of an act involving moral turpitude or dishonesty, including fraud, (iii) your material failure to reasonably perform your duties for the Company, or (iv) your willful failure to perform or abide by any lawful directions or instructions of the Company consistent with your capacity as a senior executive of the Company.

In addition, and without limitation of any payments to be made to you pursuant to the preceding paragraph, upon occurrence of a Change of Control of the Company, the Company shall pay to you, in a lump sum promptly following the occurrence of such a Change of Control, an amount equal to two multiplied by the sum of your base salary in effect immediately prior to the occurrence of such Change of Control, plus two multiplied by the amount of the target bonus applicable to the position held by you immediately prior to the occurrence of such Change of Control for the fiscal year of the Company in which the Change of Control occurs.
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For purposes of the preceding sentence, "Change of Control" means the sale, exchange or transfer of common stock of the Company, whether in one transaction or a series of related transactions occurring in one year, which results in an accumulation of 50% or more of the outstanding shares of common stock (on a fully diluted basis) in one holder or several affiliated holders (or any such transaction(s) occurring within six months that results in an accumulation of at least 35% of such shares of common stock (on a fully diluted basis). Notwithstanding anything in this letter to the contrary, if it shall be determined that any payment or distribution by the Company to you or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this letter or otherwise) (a "Payment") would constitute an "excess parachute payment" within the meaning of Section 49999 of the internal revenue code, then the Payments, in the aggregate, shall be reduced (in a manner elected by you, or the Company if you fail to make such an election) to the greatest amount that could be paid to you so that no portion thereof shall be subject to the excise taxes imposed by Section 4999 of the internal revenue code.

Expected as amended hereby, the terms of your original offer letter continue in full force and effect. If the foregoing is acceptable to you, please sign in the space provided below and return to me one fully executed copy of this letter. Nothing in this letter will be deemed to affect the at-will status of your continued employment by Intermedia.


                                             Intermedia Communications Inc.

                                             /s/ David C. Ruberg
                                             ------------------------------
                                             David C. Ruberg
                                             President and CEO


Agreement with terms
of letter confirmed:

/s/ Richard W. Marchant
-----------------------
Richard W. Marchant